September 15, 1995





Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

On behalf of Coltec Industries Inc, a Pennsylvania corporation (the "Company"), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and Rule 13a-11 promulgated thereunder is the Company's Current Report on Form 8-K, including the exhibit thereto filed by electronic submission.

                              Very truly yours,
                              COLTEC INDUSTRIES INC



                         by     Robert J. Tubbs
                              Senior Vice President








                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                     ______________________

                            Form 8-K


                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event report):  September 12, 1995


                     Coltec Industries Inc

     (Exact name of registrant as specified in its charter)


Pennsylvania               1-7568                 13-1846375

(State or other juris-         (Commission               (I.R.S. Employer
diction of incorporation)     File Number)         Identification No.)


430 Park Avenue, New York, New York                            10022

(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code:  (212) 940-0400


Item 5.   Other Events.


          On September 12, 1995, the Registrant issued a press release announcing a third quarter charge and lower earnings expectations. A copy of the Registrant's press release is attached hereto as an exhibit and is incorporated herein by reference.



Item 7.   Financial Statements and Exhibits.


     (c)  Exhibits.

          99. Press release, dated September 12, 1995, announcing a third quarter charge and lower earnings expectations.

                           SIGNATURES



          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     COLTEC INDUSTRIES INC


                              By:  Name:  Robert J. Tubbs
                                   Title: Senior Vice President



Dated:  September 15, 1995

                                                  EXHIBIT 99.




        COLTEC INDUSTRIES ANNOUNCES THIRD QUARTER CHARGE
                AND LOWER EARNINGS EXPECTATIONS

New York, NY, September 12, 1995 -- Coltec Industries Inc (NYSE:COT) announced today that third quarter results will reflect a charge of $27 million
($17.6 million after taxes or 25 cents per share), primarily covering the cost of the previously announced closing of the Walbar compressor blade facility in Canada.

John W. Guffey, Jr., chairman, president and chief executive officer, said, "Operating this facility has been a drain on profitability. In the future, we will focus our remaining Walbar Canada operations on the production of machined turbine blades and vanes, which has been a growing business for us."

Coltec also announced that earnings per share for the third quarter, excluding the effect of the charge, are expected to decline by approximately 15% from the 1994 third quarter as a result of the adverse pricing environment in the automotive original equipment market coupled with the decline in demand from automotive original equipment customers.

Fourth quarter results are expected to improve from the third quarter but not meet the year ago level, resulting in full-year 1995 earnings per share (excluding the effect of the charge) declining slightly from 1994, with disappointing Automotive segment results more than offsetting the effect of increased Aerospace/Government sales and a strong performance in the Industrial segment.

Results for 1996 are anticipated to be substantially unchanged from the 1995 level with the effects of continued competitive pricing pressures and sluggish demand in the automotive original equipment market offsetting continued strength in both the Aerospace/Government and Industrial segments.

Mr. Guffey said, "Looking forward, the Industrial segment is expected to continue to grow due to the strength of its markets and Coltec's continuing introduction of new products to meet customers' needs. In addition, accelerated sales and earnings growth is expected in the Aerospace/Government segment beginning in 1997 when deliveries commence for recently awarded new programs coupled with the ramp up of the Boeing 777 program that has significant Coltec content."

Coltec Industries Inc is a New York-based manufacturing company serving aerospace, automotive and other industrial markets.

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